Exhibit 10.1

Plan Document

Plan:	Senior Executive Change in Control Severance Plan

Plan Accountability:	Radiant Systems, Inc. Board of Directors	Approved:	Board of Directors

Administrative Accountability:	Human Resources	Date:	May 29, 2008

ARTICLE 1. Plan Purpose and Effective Date

1.1 Purpose. The purpose of the Radiant Systems, Inc. Senior Executive Change in Control Severance Plan (the “Plan”) is to assure Radiant Systems, Inc. and its Affiliates (collectively, the “Company”) of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, senior executives of the Company in the event of a Change in Control. It is intended that this Plan will constitute an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2 Effective Date. This Plan shall be effective as of May 29, 2008, the date of its adoption by the Board of Directors of the Company (the “Effective Date”).

ARTICLE 2. Eligibility, Participation and Administration

2.1 Eligibility. The Board, in its sole discretion, may from time to time designate key employees of the Company who are eligible to participate in the Plan.

2.2. Participation; Execution of Participation Agreement. Each eligible employee designated by the Board pursuant to Section 2.1 shall become a Participant in the Plan only upon execution of a Participation Agreement in the form, or substantially the form, attached hereto as Exhibit A. Each executed Participation Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in the Plan.

2.3 Administration.

2.3.1 The Company shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA. Prior to a Change in Control, the Board has sole and absolute discretion and authority to administer the Plan on behalf of the Company, including the discretionary power and authority to:

(a) adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan.

(b) determine eligibility pursuant to Section 2.1, the terms and conditions of individual Participation Agreements pursuant to Section 2.2, and any other terms of the Plan applicable to Participants, including, but not limited to, the Severance Period, amount and method of payment, entitlement to a Gross-up Payment under Section 4.5 of the Plan and a Participant’s continued entitlement to benefits under the Plan; the Board’s determinations will be conclusive and binding on all parties affected by its determinations;

(c) act under the Plan on a case-by-case basis; the Board’s decisions under the Plan need not be uniform with respect to similarly-situated participants.

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2.3.2 If any person with administrative authority becomes eligible or makes a claim for Plan benefits, he or she will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan and the Company will designate another person to exercise such authority.

2.3.3 Notwithstanding anything in this Plan to the contrary, after a Change in Control, neither the Board nor any other person shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim in connection with benefits under Article 4 will apply a de novo standard of review to any determinations made by the Board or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or any person or characterization of any decision by the Board or by such person as final, binding or conclusive on any party.

ARTICLE 3. Definitions

The following terms, as used in this Plan with capitalized first letters, shall have the meanings provided for in this Article 3:

3.1 “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Board.

3.2 “Base Salary” means a Participant’s annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason under this Plan.

3.3. “Board” means the Board of Directors of the Company, or any Committee of the Board to which the Board delegates its authority to administer the Plan.

3.4. “Cause” means (i) the Participant’s conviction of a felony or misdemeanor which involves moral turpitude or which has or can reasonably be expected to have a material adverse effect on the Company, its business, reputation or interests; (ii) a material breach of a fiduciary duty or responsibility to the Company; or (iii) gross negligence or gross misconduct which results, or can reasonably be expected to result, in material damage to the Company, its business, reputation or interests.

3.5. “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Code Section 409A and the regulations issued thereunder:

(i) Change in Ownership. The acquisition by any individual, entity or group (within the meaning of Code Section 409A, a “Person”), of ownership of stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by that same Person is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company.) An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

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(ii) Change in Effective Control. (1) The acquisition by any Person during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (2) the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that, for purposes of this paragraph, the term “Company” shall be as defined in Code Section 409A and the regulations thereunder.

(iii) A change in effective control also may occur in any transaction in which either of the two Companies involved in the transaction has a “Change in Ownership” or a “Change in Ownership of a Substantial Portion of the Company’s Assets” as defined under Code Section 409A and the regulations issued thereunder. If any one Person is considered to effectively control the Company, the acquisition of additional effective control of the Company by the same Person is not considered to cause a change in the effective control of the Company (or to cause a “Change in Ownership”) of the Company within the meaning of paragraph (i) above.

(iv) Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person during the 12-month period ending on the date of the most recent acquisition by such Person, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, in accordance with Code Section 409A and the regulations thereunder.

3.6 “Code” means the Internal Revenue Code of 1986, as amended.

3.7 “Company” means Radiant Systems, Inc., a Georgia Corporation.

3.8 “Change in Control Date” means the date on which a Change of Control becomes effective.

3.9 “Effective Date” means the Effective Date of the Plan, as set forth in Section 1.

3.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3.11 “Good Reason” means, without the Participant’s consent, (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s duties or responsibilities; or (iii) a material change in the geographic location at which the Participant must perform services that is greater than fifty (50) miles from the geographic location at which the Participant previously performed such services. A material diminution in duties and responsibilities would not be deemed to occur for purposes of clause (ii) solely because the Participant did not retain the same title or continue to work in the same business division, or because the Participant has a different reporting relationship following a Change in Control, except as otherwise provided in an individual Participation Agreement. Good Reason shall not exist unless the Participant notifies the Company in writing of the existence of the applicable condition specified above no later than ninety (90) days after the initial existence of any such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice.

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3.12 “Participant” means an individual designated by the Board of Directors as eligible to participate in the Plan pursuant to Section 2.1 of the Plan who executes and returns to the Company a Participation Agreement in accordance with Section 2.2 of the Plan.

3.13 “Participation Agreement” means the agreement between the Participant and the Company pursuant to Section 2.2 of the Plan.

3.14 “Plan” means this Radiant Systems, Inc. Senior Executive Change in Control Severance Plan, as it may be amended from time to time.

3.15 “Projected Bonus” means the product of (i) the Participant’s target annual bonus for the year in which the termination of his or her employment occurs, expressed as a dollar amount and determined without regard to any reduction thereof that would constitute Good Reason, and (ii) the average for the Company’s prior two fiscal years (or such lesser period in which the Participant has been employed by the Company) of the ratios (calculated separately for each year) of the Participant’s actual bonus paid for each such year and the Participant’s target bonus for such year.

3.16 “Severance Period” means the applicable period for which severance benefits will be measured, paid, or provided to a Participant, as set forth in each Participant’s Participation Agreement.

ARTICLE 4. Severance Benefits

4.1 Entitlement to Severance Benefits. In the event the Company terminates the Participant’s employment without Cause, or the Participant terminates employment with Good Reason, on or within twelve (12) months after the Change in Control Date, the Company shall make payments and provide benefits to the Participant as specified under Sections 4.2 through 4.5, subject to the Participant’s satisfaction of the requirements of Section 5.1 of the Plan.

4.2. Lump Sum Cash Payment. The Company shall pay to the Participant a lump sum cash payment equal to the sum of (i) the Participant’s Base Salary for the applicable Severance Period, and (ii) the Participant’s Projected Bonus. The lump sum cash payment shall be made no later than 3 business days following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 5.1 of the Plan.

4.3. Welfare Benefit Continuation. The Company shall continue the Participant’s (and, where applicable, the Participant’s eligible dependents’) participation in group medical, dental, and life insurance plans on substantially the same basis as if the Participant were an employee of the Company until the end of the Severance Period, subject to a maximum continuation period of eighteen (18) months. In the event that the Company is unable for any reason to provide for the Participant’s (and, where applicable, the Participant’s eligible dependents’) continued participation in one or more such plans during the Severance Period, the Company shall pay for or provide at its expense equivalent benefit coverage for the remainder of the applicable coverage period.

4.4 Accelerated Vesting of Equity Awards. All equity awards granted to a Participant under any plan, program or arrangement maintained by the Company which have not previously vested shall become fully vested and/or exercisable.

4.5 Code Section 280G Excise Tax. Section 4.5.1 shall apply only to those Participants whose Participation Agreements specify that they are entitled to receive a “Gross-Up Payment” pursuant to Section 4.5.1 of the Plan, and Section 4.5.2 shall apply to all other Participants.

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4.5.1 Gross-Up Payments.

4.5.1.1 Gross-Up Payment Amount. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant subject to this Section 4.5.1 (whether paid, payable, distributed or distributable pursuant to the terms of this Plan, the Company’s stock incentive plans, or otherwise) (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Section 4.5.1 as the “Excise Tax”), then such Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by such Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

4.5.1.2 Determinations. Subject to the provisions of Section 4.5.1.3 below, all determinations required to be made under this Section 4.5.1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of written notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.5.1.2, shall be paid by the Company to the Participant within five (5) business days of the receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the possible uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.5.1.3 and the Participant is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Participant. In the event a Gross-Up Payment is made to a Participant that should not have been made (“Overpayment”), the Participant agrees to promptly return such Overpayment to the Company.

4.5.1.3 IRS Claims. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Company to make the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(a)	Give the Company any information reasonably requested by the Company relating to such claim;

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(b)	Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)	Cooperate with the Company in good faith in order to contest such claim effectively; and

(d)	Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.5.1.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis and shall indemnify and hold the Participant harmless on an after-tax basis from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Participant shall be entitled in the Participant’s sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.5.1.4 Refunds. If, after receipt by the Participant of an amount advanced by the Company pursuant to this Section 4.5.1, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.5.1.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.5.1.3, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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4.5.2 280G Net Reduction.

4.5.2.1 Excise Tax on Parachute Payments. The Participant shall bear the expense of, and be solely responsible for, all federal, state local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code Section 4999; provided, however, that any payment or benefit received or to be received by the Participant in connection with a Change in Control (whether payable pursuant to the Plan, the Company’s stock incentive plans or otherwise) (collectively, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999 but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.

4.5.2.2 For purposes of this Section 4.5.2, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Participant receives or is then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which such payments shall be made to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first such payment), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in (i) above under Code Section 4999.

4.5.2.3 The foregoing determination shall be made by the Accounting Firm (as defined in Section 4.5.1.2 above). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Participant and the Company within fifteen (15) days after receipt of a notice from either the Company or the Participant that the Participant may receive excess parachute payments which may be subject to the excise tax imposed by Section 4999 of the Code. If the Accounting Firm determines that a reduction is required by this Section 4.5.2, the Participant may determine which of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant; provided that, if the Participant does not make such determination within ten (10) business days after the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Total Payments shall be eliminated or reduced consistent with the requirements of this Section 4.5.2 and shall notify the Participant promptly of such election. The Participant and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Participant or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.5.2. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4.5.2 shall be borne by the Company.

ARTICLE 5. Terms and Conditions of Participation

5.1 Waiver and Release of Claims. As a condition to receiving severance benefits under Article 4 of the Plan, each Participant shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a release or waiver of claims reasonably required by the Company and consistent with its past practices. In no case will payments be made or begin before the end of any rescission period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.

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5.2 At-Will Employment. Each Participant is and shall continue to be employed by the Company on an “at will” basis. A Participant shall have no further rights under this Plan if he or she terminates employment with the Company for any reason prior to a Change in Control Date, or if he or she terminates voluntarily without Good Reason or is terminated with Cause following a Change in Control.

5.3 Non-Duplication. Payments to a Participant under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment.

5.4 Arbitration. The Company and the Participant agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to the Plan which remains unresolved shall be resolved exclusively by final and binding arbitration conducted within 50 miles of Alpharetta, Georgia, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes.

ARTICLE 6. Benefit Claims

6.1 Benefit Claims. A Participant who has not been awarded benefits under the terms of the Plan may file a written claim for benefits with the Company.

6.1.1 Such claim shall be decided within 90 days by the Board unless special circumstances require an extension of up to 90 additional days. If the Board determines that an extension is necessary, it shall provide the claimant with written notice of the need for an extension prior to the termination of the initial 90-day period, indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision. Written notice of the Board’s decision on the claim shall be furnished promptly to the claimant. If the claim is denied in whole or in part, such written notice shall (i) set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination; (ii) reference the specific plan provisions on which the determination is based; (iii) describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary; and (iv) describe the plan’s review procedures and the time limits applicable to such procedures, including a claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

6.1.2 Within 60 days following receipt of an adverse benefit determination, a claimant may file a request for review of the initial claim in writing with the Board. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information in the Board’s possession relevant to the claimant’s claim for benefits. The claimant may also submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Board in reviewing its denial of the Participant’s claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.1.3 Notice of the Board’s decision on review shall be furnished to the claimant within 60 days following the receipt of the request for review, unless special circumstances require an extension of up to 60 additional days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period, indicating the special circumstances requiring an extension and the date by which the Board

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expects to render its decision on review. If the Board makes an adverse benefit determination upon review, the adverse benefit determination will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination was based; (iii) a statement of the claimant’s entitlement to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and (iv) a description of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

ARTICLE 7. General

7.1 Amendment and Termination of the Plan. The Board may amend or terminate this Plan in any respect and at any time; provided, however, that this Plan may not be amended or terminated after the Change in Control Date. Notwithstanding anything herein to the contrary, the Plan may be amended by the Board at any time, including retroactively if required, in order to conform the Plan to the provisions of Section 409A of the Code and the Treasury Regulations or other authoritative guidance issued thereunder and to conform the Plan to the requirements of any other applicable law.

7.2 Integration with Other Benefit Programs. Benefits payable under this Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any Company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.

7.3 Funding. Benefits payable under this Plan will be paid only from the general assets of the Company or a successor. The Plan does not create any right to or interest in any specific assets of the Company.

7.4 Indemnification. If arbitration or litigation shall be brought to enforce or interpret any provision of this Plan which relates to the Company’s obligation to make payments hereunder, then the Company, to the extent permitted by applicable law, shall indemnify the Participant for his or her reasonable attorneys’ fees and expenses incurred in such proceedings.

7.5 No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of this Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the Lump Sum Cash Payment.

7.6 Withholding. The Company may withhold from any payments made under this Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

7.7 Successors. All rights under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant other than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in this Plan in the same manner and to the same extent as the Company would be required to do so.

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7.8 Controlling Law; Jurisdiction. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia (without regard to principles of conflicts of laws).

7.9 Severability. Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.

7.11 409A Compliance.

7.11.1 This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.

7.11.2 The Company and the Participant agree that they will execute any and all amendments to this Plan as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

7.11.3 The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under this Plan. The Company shall not be liable to a Participant for any payment made under this Plan, at the direction or with the consent of Participant, which is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A of the Code.

7.11.4 For purposes of Section 409A of the Code, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

7.11.5 With respect to any reimbursement of expenses or any provision of in-kind benefits to a Participant specified under this Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7.11.6 For purposes of Section 409A of the Code, the date as of which the Company and the Participant reasonably anticipate that no further services would be performed by the Participant shall be construed as the date that the Participant first incurs a “separation from service” as defined under Section 409A of the Code.

7.11.7 If a payment obligation under this Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Section 409A of

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the Code and the regulations thereunder and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of Participant’s estate following his death.

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EXHIBIT A

RADIANT SYSTEMS, INC.

SENIOR EXECUTIVE CHANGE IN CONTROL

SEVERANCE PLAN PARTICIPATION AGREEMENT

This Participation Agreement (“Participation Agreement”) is hereby made between                     , (“you” or the “Participant”) and Radiant Systems, Inc. (the “Company”), as of the date set forth below.

The Company has adopted the Radiant Systems, Inc. Senior Executive Change in Control Severance Plan (the “Plan”), a copy of which is attached. Pursuant to Section 2.1 of the Plan, the Board has determined that you are eligible to participate in the Plan. Pursuant to Section 2.2 of the Plan, you will become a participant in the Plan only upon executing this Participation Agreement, which will serve as your Participation Agreement under the Plan.

This Participation Agreement sets forth certain information regarding the severance benefits to be provided to you in accordance with Article 4 of the Plan. As used in this Participation Agreement, each capitalized term, if not defined herein, has the meaning ascribed to it under the Plan.

For purposes of Section 3.16 of the Plan, your Severance Period is [SPECIFY SEVERANCE PERIOD NOT TO EXCEED 2 YEARS.]

Pursuant to Section 4.5 of the Plan, with respect to any payments that may be subject to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the imposition of an excise tax under Section 4999 of the Code, [YOU WILL BE ELIGIBLE TO RECEIVE A GROSS-UP PAYMENT IN ACCORDANCE WITH SECTION 4.5.1 OF THE PLAN.] OR [YOU WILL BE SUBJECT TO THE 280G NET REDUCTION PROVISION OF SECTION 4.5.2 OF THE PLAN.]

You hereby acknowledge and agree that the foregoing payments and benefits will only be provided to you if you sign and do not revoke or violate the terms of a waiver and release of claims, pursuant to Section 5.1 of the Plan.

Please review the entire Plan carefully, including, but not limited to, the “Terms and Conditions of Participation” set forth in Article 5 of the Plan.

In order to become a Participant in the Plan you must acknowledge and agree to all of the terms and conditions of the Plan by executing the Participation Agreement and returning it to                     .

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Plan Document

IN WITNESS WHEREOF, the Participant and the Company hereby execute this Participation Agreement effective as of the date written below.

RADIANT SYSTEMS, INC.

By:
[NAME/TITLE]

I have read the foregoing Participation Agreement and the Plan, understand their terms and conditions, and hereby agree to be bound thereby:

PARTICIPANT

By:
[NAME

Date:

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